Exhibit 99.1

Laura Black Joins Ichor Board of Directors

FREMONT, Calif., February 19, 2019 – Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment, today announced that Laura Black has joined its board of directors, effective February 12th.

“We are very pleased to welcome Laura to our board. She brings over 30 years of experience in high technology, business strategy and finance,” said Tom Rohrs, chairman and chief executive officer of Ichor. “Laura has advised technology companies on over $30 billion of mergers, acquisitions, and capital raises, and her extensive corporate finance experience in the technology industry will provide valuable contributions to our board.”

Ms. Black has served as a managing director of Needham & Company, a full-service investment banking firm, for the last 20 years. Since 2012, she has served on the board of directors of Super Micro Computer, a publicly-traded provider of advanced computer server systems and subsystems, where she chairs the audit committee. Ms. Black also has served on the board of directors of Viavi Solutions Inc., a publicly-traded provider of network enablement and optical security and performance solutions, since early 2018. Prior to joining Needham, Ms. Black served as head of corporate finance at Black & Company, where she raised public equity capital and completed numerous M&A and strategic advisory assignments. Laura previously served as director of mergers and acquisitions for TRW Avionics & Surveillance Group, where she evaluated acquisition candidates, managed direct investments and divestitures, and raised venture capital to back spin-off companies.

“Ichor is a great company with a terrific team,” said Laura Black.  “The company has been executing on its objectives for strong growth and profitability, while deploying a robust capital allocation strategy since its IPO. I look forward to making contributions to the company as it continues to focus on increasing shareholder value.”

About Ichor

We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment. Our product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also manufacture precision machined components, weldments, and proprietary products for use in fluid delivery systems for direct sales to our customers. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. Ichor is headquartered in Fremont, CA. www.ichorsystems.com.

Source: Ichor Holdings, Ltd.

Contact:

Jeff Andreson, CFO 510-897-5200

Claire McAdams, IR 530-265-9899

IR@ichorsystems.com

Source: Ichor Holdings, Ltd.